Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Brian Tanner, Hawaiian Telcom	Dan Smith, Hawaiian Telcom
(808) 546-3442	(808) 546-3124

For Immediate Release

Hawaiian Telcom Reports Fourth Quarter and Full Year 2006 Results

HONOLULU (Monday, April 2, 2007) — Hawaiian Telcom Communications, Inc. today reported financial results for its fourth quarter and full year 2006.  Quarterly and full year highlights for the company include:

•                  Operating revenues increased 4.9 percent to $142.3 million from $135.6 million in the prior year, principally due to the application of purchase accounting.  Adjusted fourth quarter revenues were up 1.8 percent annually.

•                  As compared to the third quarter 2006, revenues increased $0.7 million, led by growth in directories and increased customer premise equipment (CPE) sales.

•                  Adjusted EBITDA (as defined herein) was $49.9 million.

•                  Transition costs and other cost structure changes incurred in the fourth quarter were $9.9 million and totaled $47.1 million for the full year 2006.

•                  Access lines declined 2.0 percent sequentially to 602,900, as compared to the third quarter 2006 decline of 1.8 percent.  The annual access line decline was 6.6 percent.

•                  $52 million in cash was received in the first quarter of 2007, consistent with the terms of the settlement agreement with BearingPoint.

“The fourth quarter concluded what has been a very challenging year for the Company following our cutover from Verizon, but I am proud of what we have been able to accomplish given the circumstances we faced,” said Michael Ruley, Hawaiian Telcom’s chief executive officer.  “There still remains a lot of hard work ahead to get this Company on stronger footing, but we have made a tremendous amount of progress to date.  With the continued dedication of our employees, we are better positioned to serve our customers in 2007 and realize the full economic potential for the business.”

Fourth Quarter and Full Year 2006 Results

Revenues

Fourth quarter revenue was $142.3 million, 4.9 percent higher than the previous year’s fourth quarter due to purchase accounting adjustments recorded in last year’s results.  Adjusted for purchase accounting, fourth quarter revenues were up 1.8 percent annually, which was driven by higher seasonal CPE revenue.

On a sequential basis, operating revenues were up $0.7 million in the fourth quarter led by growth in directories and increased CPE revenues.  Directories generated quarterly revenue of $17.7 million compared to $17.0 million in the third quarter, up 4.3 percent driven by strong sales of the Company’s Oahu 2006 directory.

“Our fourth quarter results remain below the level of performance we believe this Company can deliver and, as such, we have taken and will continue to take the necessary steps to improve our cost and revenue performance,” Ruley commented.  “Our priority continues to be on stabilizing our systems environment, which was underscored by our recent decision to transition our systems management responsibilities to Accenture.  We are confident that our collaboration with Accenture will continue to drive improved systems functionality, which will allow us to launch new products and services, optimize costs and improve customer service.  Our vision to launch these new products and services will be put into action as we get reliable back office functionality through the remainder of the year.”

Operating Expenses

Operating expenses decreased $10.6 million in the fourth quarter of 2006 to $140.9 million, as compared to $151.5 million in the prior year, and down $13.8 million as compared to $154.7 million in the prior quarter.  After excluding transition costs and depreciation and amortization expenses, fourth quarter operating expenses were down 10 percent to $92.4 million when compared with the third quarter, primarily due to the absence of a $9.5 million uncollectible reserve adjustment recorded in the third quarter and the benefit of a $2.0 million non-cash pension settlement gain related to the retirement of employees in 2006, offset by $2.9 million of higher costs related to the publication of the Company’s new Oahu directory.

In the quarter, Hawaiian Telcom incurred $9.9 million of transition costs related primarily to systems remediation work done by Accenture.

Net Income/Adjusted EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA for the fourth quarter 2006 was $49.9 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

Company

Three Months Ended December 31, 2006

Net loss	($29,882)
Income tax provision	1,839
Interest expense, net of interest income	29,477
Depreciation and amortization	38,565
EBITDA	39,999
Transition costs	9,875
Adjusted EBITDA	$49,874

Cash & Liquidity

At the end of the fourth quarter Hawaiian Telcom had drawn $160.0 million under its revolving credit facility, up from $142.0 million at the end of the third quarter, and has $39.8 million available, subject to covenants.  The Company received $52.0 million in cash in the first quarter 2007, consistent with the terms of the settlement agreement with BearingPoint.  The proceeds have been used to pay down the revolving credit facility.  The Company used cash of approximately $22.8 million in the fourth quarter from operating and investing activities, including payments for the transition costs mentioned earlier.  Reported capital expenditures were $22.9 million for the fourth quarter and $106.9 million for the full year 2006.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2006 results at 8:00 a.m. (Hawaii Time), or 2:00 p.m. (Eastern Time) on Tuesday, April 3rd, 2007.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call.  A telephonic replay of the conference will be available from 10:00 a.m. (Hawaii Time), or 4:00 p.m. (Eastern Time) on April, 3rd, 2007 through April 10th, 2007 by dialing (800) 633-8625 and entering confirmation code 21332992.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21332992.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and transition costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility.  The three months ended December 31, 2005 has not been presented as management does not feel this period is comparable or meaningful in comparison to the period presented.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, “will” or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2006 Form 10-K report. The information contained in this release is as of April 2nd, 2007. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

Hawaiian Telcom Communications, Inc.

Consolidated Statements of Operations

(Dollars in thousands)

	Company			Predecessor
			Period from
			May 21 to	Period from	Year Ended
	Year EndedDecember 31,		December	January 1 to	December 31,
	2006	2005	31, 2004	May 1, 2005	2004

Operating revenues	$570,168	$337,417	$—	$200,700	$595,600

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	231,181	150,324	—	76,300	204,300
Selling, general and administrative	189,467	172,612	17,373	48,900	185,600
Depreciation and amortization	172,732	107,753	—	39,600	114,800

Total operating expenses	593,380	430,689	17,373	164,800	504,700

Operating income (loss)	(23,212)	(93,272)	(17,373)	35,900	90,900

Other income (expense):
Interest expense	(115,770)	(79,208)	—	(11,700)	(36,800)
Other income and expense, net	427	875	—	600	3,300

Total other income (expense)	(115,343)	(78,333)	—	(11,100)	(33,500)

Income (loss) before provision for income taxes	(138,555)	(171,605)	(17,373)	24,800	57,400

Provision for income taxes	6,082	4,100	—	8,700	20,500

Net income (loss)	$(144,637)	$(175,705)	$(17,373)	$16,100	$36,900

Hawaiian Telcom Communications, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share information)

	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$4,752	$10,321
Receivables	100,370	78,940
Material and supplies	9,915	5,711
Prepaid expenses	4,894	4,364
Other current assets	7,690	6,346
Total current assets	127,621	105,682
Property, plant and equipment, net	818,172	817,333
Deferred financing and other assets	46,372	52,067
Intangible assets, net	583,220	647,199
Goodwill	136,779	134,273

Total assets	$1,712,164	$1,756,554

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$91,690	$50,387
Accrued expenses	23,941	32,572
Advance billings and customer deposits	15,540	16,006
Current maturities of long-term debt	26,500	3,000
Other current liabilities	3,764	9,306
Total current liabilities	161,435	111,271
Long-term debt	1,380,500	1,343,500
Deferred income taxes	10,300	4,100
Employee benefit obligations	50,874	44,141
Other liabilities	7,016	7,345
Total liabilities	1,610,125	1,510,357

Commitments and contingencies

Stockholder's equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,118	428,000
Accumulated other comprehensive income	11,636	11,275
Accumulated deficit	(337,715)	(193,078)
Total stockholder's equity	102,039	246,197

Total liabilities and stockholder's equity	$1,712,164	$1,756,554

Hawaiian Telcom Communications, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Company			Predecessor
			Period from
			May 21 to	Period from	Year Ended
	Year Ended December 31,		December	January 1 to	December 31,
	2006	2005	31, 2004	May 1, 2005	2004

Cash flows from operating activities:
Net income (loss)	$(144,637)	$(175,705)	$(17,373)	$16,100	$36,900
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	172,732	107,753		39,600	114,800
Deferred income taxes, net	6,200	4,100	—	(11,700)	9,000
Employee retirement benefits	6,733	10,072	—	(300)	(3,500)
Provision for uncollectibles	25,563	5,827	—	1,000	3,300
Changes in operating assets and liabilities:
Receivables	(49,248)	17,470	—	10,400	1,600
Material and supplies	(4,204)	276	—	(3,300)	2,600
Other current assets	(1,876)	(8,854)	—	(400)	12,900
Accounts payable and accrued expenses	29,435	43,103	8,427	(8,800)	(53,500)
Other current liabilities	(5,743)	(13,132)	8,946	1,400	(3,000)
Other, net	3,344	3,709	—	(7,800)	(13,400)
Net cash provided by (used in) operating activities	38,299	(5,381)	—	36,200	107,700

Cash flows from investing activities:
Capital expenditures	(106,868)	(112,680)	—	(22,800)	(63,700)
Proceeds on sale of investments	2,500	15,000	—	—	31,500
Net change in note receivable	—	—	—	11,300	35,500
Purchase of Verizon's Hawaii Business, net of cash acquired	—	(1,323,355)	—	—	—
Other	—	—	—	(200)	—
Net cash provided by (used in) investing activities	(104,368)	(1,421,035)	—	(11,700)	3,300

Cash flows from financing activities:
Issuance of common stock	—	428,000	—	—	—
Proceeds from issuance of debt	443,000	1,068,300	—	—	—
Repayment of debt	(382,500)	(21,800)	—	(283,800)	(63,800)
Net change in parent funding	—	—		259,700	(46,100)
Payment of debt issue costs	—	(37,763)	—	—	—
Other	—	—	—	100	(300)
Net cash provided by (used in) financing activities	60,500	1,436,737	—	(24,000)	(110,200)

Net change in cash and cash equivalents	(5,569)	10,321	—	500	800
Cash and cash equivalents, beginning of period	10,321	—	—	1,200	400

Cash and cash equivalents, end of period	$4,752	$10,321	$—	$1,700	$1,200

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